Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form F-1

(Form Type)

Black Titan Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Selling Shareholders

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares issuable upon conversion of convertible notes	457(c)	61,021,551	(1)(3)	$1.77	(2)	$108,008,145.27	0.0001381	$14,915.92
Fees Previously Paid										$0
Total Offering Amounts								$108,008,145.27		$14,915.92
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$14,915.92

(1)	The number of shares registered represents a good faith estimate of the maximum number of registrant’s ordinary shares issuable upon conversion of $15 million in aggregate principal amount of convertible promissory notes issued pursuant to that certain Securities Purchase Agreement, dated January 16, 2026, by and among Black Titan Corporation and the selling shareholders named in this prospectus.

(2)	Calculated pursuant to Rule 457(c) based on the average of the high and low prices of the registrant’s ordinary shares as reported on Nasdaq within five business days prior to the filing of this registration statement on February 11, 2026.

(3)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions affecting the registrants outstanding ordinary shares.